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                                                                      Exhibit 10

                  GLOBAL CLINICAL TRIALS AGREEMENT, dated as of August 16, 1999 (this "AGREEMENT"), between SMITHKLINE BEECHAM PLC, a public limited company organized under the laws of England ("SB"), and QUEST DIAGNOSTICS, INCORPORATED, a Delaware corporation ("QUEST") .

                  WHEREAS, SB and Quest have entered into a Stock and Asset Purchase Agreement dated as of February 9, 1999 (the "PURCHASE AGREEMENT"), whereby, among other things, SB has agreed to sell, and Quest has agreed to purchase, 100% of the outstanding shares of capital stock of SBCL, Inc. and certain other assets;

                  WHEREAS, in the Purchase Agreement, SB agreed to contract with Quest to provide, on an exclusive basis, all of its clinical trials testing requirements for a period of 10 years, subject to certain exceptions set forth in this Agreement; and

                  WHEREAS, it is a condition to the consummation of the transactions contemplated by the Purchase Agreement that the parties hereto execute and deliver this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

SECTION I. STATEMENT OF WORK

1 For any Study (this term and certain other terms are defined in Section III(1); Section III(2) identifies the sections of this Agreement in which capitalized terms used and not defined in Section III(1) are defined) which SB requests Quest to perform under this Agreement, Quest shall provide the Services for each Study requested by SB, in each case pursuant to the terms set forth in this Agreement, including the Addendum for such Study.

2 For each Study requested by SB, SB and Quest shall execute an addendum to this Agreement substantially in the form of Exhibit A or in such other form as may be mutually agreed by SB and Quest (as amended from time to time, an "ADDENDUM") setting forth, among other things, the Services to be performed by Quest for such Study, the costs for such Services, implementation times for such Services, estimated transportation fees for such Study and the clinical protocol for such Study. Each Addendum shall apply only to the Study for which it is executed and shall be valid and binding upon its execution by authorized representatives of SB and Quest. Any change in the scope of Services

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         described in an Addendum which shall have a material effect on the total laboratory testing costs and/or costs or fees for other Services specified in such Addendum shall be set forth in a written amendment to such Addendum executed by authorized representatives of SB and Quest.

3 In providing Services under this Agreement, Quest shall comply with all applicable governmental laws, rules and regulations, including the United States Clinical Laboratory Improvements Amendments (CLIA 88), good clinical laboratory practices, and generally accepted industry standards for quality assurance and quality control, and shall operate in accordance with all applicable regulations, standards and recommendations of the Food and Drug Administration and other relevant regulatory authorities with respect to the performance of laboratory testing for clinical trials and related services.

SECTION II. EXCLUSIVITY

1 Subject to this Section II(1) and Sections II(2), XIII (2), XXI, and XXIV, SB shall exclusively use (and cause the SB Subsidiaries to use) Quest to conduct any Study for which SB or any SB Subsidiary, in the ordinary course of its business, would use a clinical laboratory. As of the date of this Agreement, SB is required to use Quest on an exclusive basis only in countries included within the North American Territory or the European Territory. SB and Quest intend to review on an ongoing basis throughout the Term of this Agreement Quest's ability to provide Services to SB in countries other than those included within the North American Territory and the European Territory. Upon the mutual agreement of SB and Quest, additional countries may be added to the scope of this Agreement, and if so added, SB shall use Quest to provide Services to it (and to any SB Subsidiary) for Studies performed in these additional countries on an exclusive basis, subject to the limitations set forth in this Section II, and Quest shall provide Services to SB and any SB Subsidiary for Studies performed in such additional countries pursuant to the terms of this Agreement. Similarly, SB and Quest may agree to remove countries included within the definitions of the North American Territory and the European Territory from the scope of this Agreement. Upon such mutual agreement of SB and Quest, SB and any SB Subsidiary shall not be required to use Quest on an exclusive basis for Studies performed in any countries removed from the scope of this Agreement.

         The exclusivity provisions of this Section II shall also apply to any Contract Research Organization ("CRO") retained by SB or an SB Subsidiary, such that for any Studies for which SB or its Subsidiary uses a CRO, SB or its Subsidiary, as appropriate, shall exclude laboratory services from its contract with such CRO, and SB or its Subsidiary shall use Quest to perform the laboratory services for such Study. In such a situation, Quest shall provide the laboratory services

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         for such Study and shall provide laboratory results to the CRO and to
         SB, as specified in the Addendum for the particular Study. SB shall have responsibility for oversight of the actions of any CRO retained by SB or an SB Subsidiary to conduct a Study for which Quest performs Services under this Agreement.

2 CERTAIN EXCEPTIONS. Notwithstanding the foregoing, the parties hereto agree that SB shall not be required to use (or to cause the SB Subsidiaries to use) Quest to conduct:

         (i) any Study requiring onsite clinical pharmacology testing under the direct management of any of SB's or an SB Subsidiary's clinical pharmacology units currently located at Presbyterian Medical Center in Philadelphia, Pennsylvania, at SB's facilities in Harlow, England, and at Adenbrookes Hospital in Cambridge, England, or of any similar clinical pharmacology units established during the Term;

         (ii) any assay for the DMPK of pharmaceutical compounds; provided, however, that if any of the testing referred to in (i) or (ii) is to be performed by a non-SB Subsidiary, such testing shall be subject to the requirements of this Agreement;

         (iii) for any Study which is being conducted as of the date hereof (or in the case of an SB Subsidiary acquired or formed after the date hereof, for any Study which is being conducted as of the date of such acquisition or formation), any laboratory testing which is conducted as part of that Study by Persons other than Quest;

         (iv) any Phase IV Study in the European Territory in a country other than the United Kingdom, if such Phase IV Study is performed by a local clinical laboratory that is not a competitor of Quest in such country;

         (v) any testing in connection with a Study that requires immediate turn-around time that Quest cannot provide, including microbiology testing;

         (vi) any testing in connection with a Study that is usually performed by the Investigators participating in a Study;

         (vii) any Study funded by a Person, in whole or in part, other than SB or an SB Affiliate, where use of a laboratory other than Quest is required by that Person; PROVIDED, HOWEVER, that SB shall use reasonable commercial efforts to have Quest engaged to conduct any Studies required in the

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                  course of such research and development and, if so engaged, such Studies shall be conducted pursuant to the terms of this Agreement.

         (viii) any Study conducted in connection with SB's (or any SB Affiliate's) research and development activities undertaken pursuant to any co-development, co-promotion, collaborative research, licensing or similar agreement with a third party which is not an Affiliate Controlled by SB (E.G., joint ventures, partnerships, licensing or co-development contracts) where use of a laboratory other than Quest is required by that Person, except for Studies conducted by SB for diaDexus LLC; PROVIDED, HOWEVER, that SB shall use reasonable commercial efforts to have Quest engaged to conduct any Studies required in the course of such research and development and, if so engaged, such Studies shall be conducted pursuant to the terms of this Agreement.

3. Notwithstanding the foregoing, Quest shall have the option to decline to perform any Studies under this Section II that SB or an SB Subsidiary requests Quest to perform, and should Quest decline to perform the Study, SB or the SB Subsidiary shall be free to use a clinical laboratory other than Quest to perform such Study.

SECTION III. DEFINITIONS

1        For purposes of this Agreement:

         "AFFILIATE" means, with respect to any Person, any Person which, directly or indirectly, Controls, is controlled by, or is under common Control with, the specified Person. An Affiliate, with respect to SB, shall include the SB Subsidiaries.

         "ARCHIVAL SPECIMEN" means a type of specimen which is placed in long-term storage by Quest, at SB's request, either for a particular use or for undefined future use.

         "CDM" means the Clinical Data Management department of SB and any successor department.

         "CHANGE IN CONTROL" means any event where:

         (a) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the of the Securities Exchange Act of 1934, as amended (the "Exchange Act") is or becomes the "beneficial

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                  owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange
                  Act) of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of SB (the "Voting Stock"); or

         (b) SB consolidates with or merges into any other corporation, or conveys, transfers or leases all or substantially all of its assets (other than to a wholly-owned subsidiary of SB) or any other corporation merges into SB, and, in the case of any such transaction, the outstanding common stock of the SB is reclassified into or exchanged for any other property or security, unless the shareholders of the SB immediately before such transaction own, directly or indirectly, immediately following such transaction, at least a majority of the combined voting power of such outstanding power of the outstanding voting securities of the corporation resulting from, or to which its assets were conveyed, transferred or leased in connection with, such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction;

         "CLW" means a clinical laboratory worksheet, a document substantially in the form of Exhibit B-1 in the case of any Study in the North American Territory, and in the form of Exhibit B-2 in the case of any Study in the European Territory, or in such other form as may be mutually agreed by SB and Quest. Such document shall be completed by representatives of both SB and Quest with respect to any Study. The CLW for any Study is hereby deemed a part of the Addendum for such Study and all references herein to any Addendum include the CLW, as amended, executed in connection therewith.

         "CONTROL" means, as applied to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

         "DMPK" means distribution, metabolism and pharmokinetics of a pharmaceutical compound (measurement of the pharmaceutical compound or its metabolites in body fluid).

         "EUROPEAN TERRITORY" means the countries of Austria, Belgium, the Czech Republic, Denmark, Finland, France, Germany, Holland, Hungary, Iceland, Ireland, Italy, Lithuania, Luxembourg, Norway, Poland, Portugal, Slovakia, Sweden, Spain, Switzerland and the United Kingdom.
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         "INVESTIGATOR" means a physician or other clinician who oversees the conduct of a Study.

         "INVESTIGATOR MANUAL" means a document used by the Investigators and their staffs which provides precise instructions concerning specimen collection, transport and reporting and includes laboratory certifications.

         "INVESTIGATOR (LAB REQUIREMENT) SUMMARY" means a condensed version of the Investigator Manual.

         "PERSON" means any individual, firm, corporation, partnership, limited liabilities company, trust, joint venture, governmental entity or other entity.

         "REFERRAL SPECIMEN" means a type of specimen which is sent by Quest to another laboratory for analysis, with the consent of SB or an SB Subsidiary.

         "RESULT/VIEW(TM)" means the Quest software product for providing near real-time access to clinical trial laboratory data of laboratory tests performed by Quest.

         "SB CLINICAL STUDY LEADER" means with respect to any Study, the SB contact identified in the Addendum for such Study as the lead contact at SB for such Study.

         "SB SUBSIDIARY" means (i) any Subsidiary of SB existing as of the date hereof or formed or acquired by SB during the Term of this Agreement; PROVIDED, HOWEVER, that the term "SB Subsidiary" shall not include SB Biologicals unless, and only to the extent, SB elects to have SB Biologicals conduct any Studies under this Agreement, and (ii) any Affiliate of SB which SB elects to have Studies conducted under this Agreement, but only to the extent of such election, in the case of each clauses (i) and (ii), for so long as such Subsidiary or Affiliate remains a Subsidiary or Affiliate of SB.

         "SB BIOLOGICALS" means SmithKline Beecham Biologicals S.A., a company organized under the laws of Belgium.

         "QUEST PROTOCOL ADMINISTRATOR" means, with respect to any Study, the Person appointed by Quest to manage the protocol for such Study. The protocol administrator will interact on a regular basis with a designated SB contact. Both the protocol administrator and the SB contact for any Study shall be identified in each Addendum.
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         "SERVICES" means laboratory testing, extraction of DNA, specimen storage for both analyzed and nonanalyzed specimens, specimen transportation, other distribution of materials or supplies, study preparation and management, data management (including access to Result/View(TM) as provided in Section VII(10), management reporting, technical support, reporting of test results, maintenance of good laboratory practices and documentation of quality assurance and control and all other customary services performed, in each case, in connection with a Study.

         "STUDY" means clinical trials or clinical investigations on humans for a pharmaceutical compound.

         "STUDY BLIND" means, with respect to any Study, the confidential assignment of participants to a treatment group in order to minimize patient, Investigator and Study sponsor bias.

         "SUBSIDIARY" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least 50% or more of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned by such first Person or by another Subsidiary of such Person.

         "3I SHEETS" means a request form sent to all International Investigators requesting certain site information, including the location of the Investigator and Co- Investigators, the primary contact person and his or her telephone and facsimile numbers, the location for specimen collection and the location to which patient reports should be sent.

         "NORTH AMERICAN TERRITORY" means the United States of America, including Alaska, Hawaii and Puerto Rico, and Canada and Mexico.

         "TERM" means the period of time defined in Section XX(1).

2 The following terms have the meanings set forth in the Sections set forth below:

                  Term                               Section
                  ------------------------------------------

                  Addendum                           I(2)
                  Alerts                             XI(2)
                  Annual Minimum                     XXIV(2)
                  Change in Control Date             XXIV(1)
                  Clinical Research Organization     II(1)
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                  DMPK Specimens                     IX(8)
                  Existing SB Compounds              XXIV(2)
                  Indemnified party                  XXII(3)
                  Initial Minimum                    XXIV(2)
                  Lab Test List                      XIII(2)
                  Fee Schedule Discount              XV(1)
                  Fee Schedule                       XV(1)
                  Material Breach                    XXI
                  Most Favored Nations Pricing       XV(1)
                  Other Client                       XV(2)(b)
                  Purchase Agreement                 Preamble
                  SB Biologicals                     II(1)
                  Successor Company                  XXIV(1)
                  Supported Locations                VII(10)
                  Quest Director                     IV(3)
                  Quest Internal Systems             XVII(2)
                  Third Party Claim                  XXII(3)
                  Voting Stock                       III
                  Year 2000 Compliance               XVII(1)
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SECTION IV. RELATIONSHIP MANAGEMENT

1 Quest shall designate individuals employed by Quest who are approved by SB to be located at SB's facilities in Upper Providence, Pennsylvania, Collegeville, Pennsylvania, and Harlow, England, or at such other locations as may be mutually agreed by SB and Quest, to act as liaison and relationship managers between Quest and SB's Clinical Research and Development department.

2 Within thirty days of the date of this Agreement, SB and Quest shall form an Oversight Team that shall have oversight responsibility for the parties' performance of their respective obligations under this Agreement and the relationship between the parties. The Oversight Team shall be composed of at least two representatives each appointed by Quest and SB. SB and Quest may elect to include within the Oversight Team representatives from any CRO routinely used by SB for the performance of Studies.

3 At a minimum, the Oversight Team shall participate in quarterly performance and business review meetings, at a location to be mutually agreed by SB and Quest, to discuss the Quest performance metrics and measures set forth in Section VIII and any other issues arising under this Agreement; PROVIDED, HOWEVER, that during the period from the date of this Agreement through the third anniversary of such date, if requested by SB, such meetings shall occur monthly. At any time SB believes that Quest is failing to provide Services pursuant to the terms of this Agreement, SB may require Quest to participate at a meeting to discuss such failures at a location to be mutually agreed by SB and Quest as promptly as practical after SB notifies Quest of the request to have such meeting. At a minimum, the director of the Quest clinical trials center (the "QUEST DIRECTOR") shall attend any meetings required by this Section VI(2). The other attendees of such meetings shall be mutually agreed by SB and Quest.

SECTION V. REVIEW AND IMPROVEMENT OF SERVICES

1 The parties hereto acknowledge and agree that (i) the pharmaceutical industry and clinical trials industry frequently undergo change, including technological advancements in connection with the conduct of Studies and abilities to communicate the results of the Studies, and
         (ii) the parties hereto intend the performance by Quest of Services under this Agreement to reflect the improvements available as a result of such changes.

2 SB and Quest shall meet at least one time annually to review the terms of this Agreement which govern the Services Quest must provide, including Sections VIII through Section XVI, and to negotiate in good faith and execute
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         and deliver amendments to this Agreement providing for quality and cycle time improvements and other changes in such Services in response to technological, operational or other advancements or changes. It is acknowledged and agreed that, among other things, Quest may be required to invest in new equipment and staff as a result of such amendments.

SECTION VI. CERTAIN PERFORMANCE METRICS AND MEASURES

1 With respect to any Study, Quest shall provide any Services required pursuant to this Agreement for such Study within the relevant implementation time specified in Exhibit D, as Exhibit D may be amended from time to time pursuant to Sections V or XXIII; PROVIDED, HOWEVER, that, with respect to any Study, to the extent an implementation time for any Service is expressly set forth in an Addendum, Quest shall provide such Service for such Study within the implementation time set forth in such Addendum. In the event Exhibit D is amended, such that the amendment causes an increase in the costs of Quest's performance of Services hereunder, Quest and SB shall negotiate an appropriate price adjustment under this Agreement with respect to the amended item(s) only.

2 With respect to each Study, Quest shall maintain a system to monitor and measure its compliance with the performance metrics and measures set forth in Exhibit D or in the Addendum for such Study and shall provide SB a monthly written report regarding compliance with such metrics and measures. Quest shall provide SB with reasonable access to the data underlying such monthly compliance reports for verification purposes.

SECTION VII. STUDY PREPARATION PHASE

1 Four weeks before any Study is scheduled to begin, Quest will provide a cost proposal, based on the final approved protocol for the Study, to the designated SB Clinical Study Leader (with a copy to the SB Clinical Development Contract Management Group) in the form of an Addendum. All anticipated costs must be estimated, including dry ice, travel to Investigator meetings, translations, reporting costs and storage and transportation costs. The Addendum also will specify, among other things, the manner, format and timing of data transmission for such Study and the sites to be included within the Study. Each of SB and Quest shall use its reasonable best efforts to agree on the costs for the Study and to sign the Addendum prior to the Study start date. If SB makes any subsequent changes to the final approved protocol that impact the costs of the Study significantly, SB shall bear such additional costs; provided, however, that

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         the additional costs are reasonable and are itemized for SB in reasonable detail. In such a situation, Quest shall incur no additional costs without the prior approval of SB; provided, however, that Quest may incur reasonable, additional costs if it is unable promptly to obtain SB's approval to such additional costs and the nature of the Study and requirements for timely performance of Services require Quest immediately to incur such reasonable, additional costs.

2 Prior to the initiation of each Study, SB shall provide Quest with a copy of all appropriate, approved protocols, amendments and modifications and other necessary information. Quest will not modify or change such information without the prior written consent of SB.

3 If the laboratory requirements for a Study involve the extraction of DNA from a patient's specimen, it is the responsibility of the SB Clinical Study Leader, as the Study is being set up, to provide the Quest Protocol Administrator with the master patient informed consent covering DNA analysis (if not specified in the protocol for such Study). Quest shall not extract DNA from any specimen unless the patient informed consent has been signed. Quest will include DNA tubes in the laboratory test kits.

4 No later than four weeks before the beginning of a Study, a CLW will be completed by representatives from SB and Quest. No later than two weeks before the beginning of a Study, Quest will demonstrate to SB its ability to communicate fluently with Investigators for such Study and, if necessary, will specify to SB the languages used to communicate with the Investigators in the relevant CLW. Quest shall ship supplies for the Investigators in order to arrive at the Investigator sites not later than one business day prior to the initiation of the Study.

5. Significant changes made to a Study's protocol or CLW by SB after a schedule has been determined which necessitate additional programming time or changing of kit contents by Quest, shall be made at SB's expense; PROVIDED, HOWEVER, that the additional charges are reasonable and are itemized for SB in reasonable detail. In such a situation, Quest shall incur no additional costs without the prior approval of SB; provided, however, that Quest may incur reasonable, additional costs if it is unable promptly to obtain SB's approval to such additional costs and the nature of the Study and requirements for timely performance of Services require Quest immediately to incur such reasonable, additional costs.

         In the event SB makes any significant changes as described above for any Study, Quest shall use its reasonable best efforts to ship supplies for the Investigators in order to arrive at the Investigator sites not later than one

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         business day prior to the initiation of the Study at the site. Any additional shipping charges incurred by Quest to comply with this obligation shall be the responsibility of SB.

6 Investigator meetings are intended to assist in the orientation of Investigators and their staff assigned to a Study with respect to the laboratory procedures contained in the Investigator Manual, and the performance of other Services as may be required by the relevant CLW.

         Quest shall provide a representative at the SB-sponsored Investigator meeting to review specimen preparation, packaging and transportation requirements. In the European Territory, Quest shall participate in Investigator meetings at locations and at times specified by SB upon two weeks' prior notice. In the North American Territory, Quest shall participate in Investigator meetings at locations and at times specified in the relevant CLW.

         Upon two weeks' prior notice from SB, and being in receipt of the clinical protocol contained in the relevant Addendum, Quest will provide customized presentation materials for the applicable Investigator meeting.

         Upon request by SB, Quest will provide to SB for review and comment in advance of the Investigator meeting copies of the materials to be presented at such meeting and will make any factual corrections requested by SB at no charge to SB.

         If Quest is not given two weeks' prior notice, additional reasonable charges will apply for (i) Quest's preparation of customized meeting materials and (ii) revisions to customized meeting materials resulting from changes in SB's protocol or other changes specified by SB to Quest; PROVIDED, HOWEVER, that the expenses underlying such additional changes are itemized for SB in reasonable detail.

7 For Services provided in the North American Territory, Quest will prepare and distribute to each Investigator a protocol-specific Investigator Manual and Investigator (Lab Requirement) Summary and/or pictogram. The purpose of the Investigator Manual and Investigator (Lab Requirement) Summary is to provide the Investigator and the Investigator's staff with precise instructions concerning specimen collection, transport and reporting. In the North American Territory, the Investigator Manual and Investigator (Lab Requirement) Summary shall be provided in English, Spanish and French.

         In the European Territory, Quest will prepare and distribute to each Investigator a customized Investigator Manual and/or pictogram. The Investigator Manual and

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         Investigator (Lab Requirement) Summary is available in English, French,
         Spanish, Italian, German and Dutch, and in such additional languages requested by SB. Upon written request from SB, Quest will translate the Investigator Manual and/or Investigator (Lab Requirement) Summary into other languages for an additional charge per language.

         For any additional countries that may be added to this Agreement, Quest will provide the Investigator Manual and/or the Investigator (Lab Requirement) Summary and/or pictogram in languages as specified in the Addendum for the particular Study. Quest shall provide such materials in English, French, Spanish, Italian, German, and Dutch at no additional charge, and SB and Quest shall negotiate in good faith the costs of any translations into other languages required by SB.

         Quest shall use its reasonable best efforts to provide such additional translations within two weeks of request.

8 Upon request from SB, Quest will provide telephone in-service training to staff at clinical study sites at no additional charge to SB. Upon request and with two weeks' prior notification from SB, Quest will provide on-site field service training for protocol initiation and/or ongoing support. Costs associated with this Service (an additional charge per day plus travel and accommodation expenses) shall be the responsibility of SB.

         Quest will make available, upon SB's request, professional laboratory consulting services at SB and/or Investigator sites beyond those consulting services generally provided by Quest in connection with a Study. Any costs associated with these services shall be agreed to in advance by Quest and SB.

9. Quest will provide SB with technical support Services, including provision of data transmission and test codes and remark codes, when appropriate. Quest, with input from SB, will develop a standard format for data transmission and will create datasets prior to the initiation of a Study to transmit records. Quest shall monitor data to ensure trouble-free transmission to CDM. Quest must confirm to SB that all data management systems required for any Study are in place or shall be in place, prior to the commencement of such Study. The costs for any data programming requested by SB over and above Quest's usual programming and technical Services provided to SB shall be reimbursed by SB; provided, however, that Quest shall provide SB with an itemization of such costs prior to implementing any programming changes.

10. In addition to the technical support Services set forth in Section VII(9) above, Quest shall provide SB with access to Result/View(TM) for all Studies for which

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         Quest provides Services under this Agreement. Quest hereby provides SB with a royalty-free, nonexclusive, nontransferable right to use the Result/View(TM) software to access Quest's database related to the Studies performed under this Agreement and to download data relating to Services provided by Quest for any Study performed under this Agreement and to use any materials or documentation associated with the Result/View(TM) software. SB shall be free to modify the Result/View(TM) software for its own use. During the Term of this Agreement, Quest shall not charge SB with any site license fee for use of the Result/View(TM) software, regardless of the country or location in which Result/View(TM) is used, and SB shall not be obligated to make any payment to Quest for such license fees. In addition, Quest shall provide training, installation and technical support services for Result/View(TM). SB shall bear the cost of any training, installation or technical support services related to Result/View(TM) provided by Quest. Quest and SB shall work in good faith to determine the appropriate level of support services to be provided by Quest with regard to the provision of Result/View(TM) and an appropriate allocation of costs for such support services.

SECTION VIII. STUDY MANAGEMENT

1. The Quest Protocol Administrator for any Study will interact on a regular basis with the SB Clinical Study Leader or other designated SB contact who shall be specified in each Addendum. Quest shall use its reasonable best efforts to retain such administrator's services for the length of each Study to which they have been assigned, in order to maintain the quality and consistency of Services. In addition, Quest shall provide a qualified back-up to such Protocol Administrator. If such administrator's responsibilities change during the course of an Addendum, Quest shall notify the designated SB contact of such change. Quest shall ensure that the level, quality and continuity of Services are maintained at the levels required by this Agreement despite any changes in personnel at Quest.

2 Quest will provide to SB and Investigators a toll-free telephone number for answering questions related to the Services. Quest shall also provide to SB and Investigators the names and telephone numbers of Quest contacts who can answer testing related questions and take orders for supplies.

3 For Studies in the European Territory, Quest will provide sufficient personnel to communicate with Investigators and SB personnel in English, French, Spanish, Italian, German and Dutch, as need be depending on the language requirements of the country in which the particular Study is performed. For Studies in both the

         North American and European Territories, Quest will provide SB with access to a staff pathologist or an appropriately qualified Ph.D.- or M.D.-level staff member.

4 Quest technical support will be provided to interact with SB and any SB designated SB agent or subcontractor for problem resolution. Quest will use its reasonable best efforts to resolve any technical errors promptly upon identification of the problem.

SECTION IX. SPECIMEN TRANSPORT

1 Quest will provide for courier service for shipment of specimens from an Investigator to Quest, the costs, timing and service provider of which shall be as mutually agreed by Quest and SB, based upon the requirements specified in the relevant CLW. In any event, Quest shall use its reasonable best efforts to provide courier service to Investigators on weekends or holidays in the event of an unanticipated patient visit. Quest shall indicate to the SB Clinical Study Leader or other designated SB contact any limitations on courier service which would impede proper and/or timely collection and delivery of supplies or specimens.

2 Quest will provide a tracking system to ensure pick up at Study sites and delivery to Quest in line with the specifications required and agreed to by protocol and reflected in the Addendum for a particular Study. The tracking system shall be that which is currently in place at SmithKline Beecham Clinical Laboratories, with such modifications as Quest may make to the system after the date of this Agreement to provide specimen pick up Services in both the North American and European Territories. Such tracking system will be available to SB upon request. Any requests by SB for tracking of specimens in excess of the usual tracking system provided by Quest in the North American and European Territories shall be discussed and agreed to by the parties. Additional costs, if any, associated with the excess tracking requirements, will be charged to SB and agreed upon between SB and Quest.

3 From the point of pick up of specimens from the Investigator by a courier employed by Quest under any Addendum, all shipping, handling, storage and disposal of specimens shall be in accordance with any and all applicable rules and regulations.

4 Quest shall be compensated at reasonable cost for emergency delivery and/or transportation Services authorized in writing by SB which are not included in the agreed to price on the applicable Addendum.

5 Quest may be required to provide for shipment of specimens from Quest to other laboratories or to SB locations as described in the Addendum. Shipping methods and documentation for clinical sample shipments shall be in accordance with any and all applicable rules and regulations, and in compliance with guidelines set forth by the courier service. In addition, Quest shall be prepared to receive and analyze specimens that are referred by SB to Quest from other laboratories.

6 If requested by SB, Quest may be required to send Referral Specimens to other laboratories for analysis. Quest shall be responsible for obtaining, handling, shipping and reporting Referral Specimens in accordance with any and all applicable rules and regulations. Quest will bill SB for the cost of testing Referral Specimens (which is the amount Quest is billed by the referral laboratory) plus a referral service fee per specimen. This referral service fee includes specimen transport from the Investigator sites to Quest in the North American Territory, specimen referral (including specimen tracking and transport), and results reporting to SB. In the European Territory, inbound transportation costs will be agreed with SB. Any fee increase imposed by the referral laboratory will be passed on to SB.

7 Archival Specimens shall be stored and maintained by Quest for the length of time and under storage conditions as described in the CLW for the fees described in Section XV(15). Archival Specimens may be shipped to SB or to others as specified in the relevant CLW or as otherwise requested by the designated SB contact. Labeling requirements for Archival Specimens to be returned to SB shall be specified in each CLW.

8 If requested by SB, Quest will be required to send any DMPK specimens received by Quest in extended storage to other laboratories for analysis ("DMPK SPECIMENS"). Quest will be responsible for handling and shipping DMPK Specimens. Quest will bill SB for the cost of storage as detailed in Exhibit A. This storage fee includes specimen transport from the Investigator sites to Quest in the North American Territory, except where non-Quest transport is used. In the European Territory, inbound transportation costs will be charged to SB. DMPK specimens shipped to Quest designated for extended storage shall be stored and maintained by Quest for the length of time and under storage conditions as described in the relevant CLW.

SECTION X. RESULT REPORTS

1 Quest shall complete test assays upon specimens received from Investigators and shall compile patient demographic data which accompanied such specimens. Results of test assays and patient demographic data will be reported to Investigators and SB with the data specified, by the method and with the frequency of transmission and turnaround as set forth in the relevant CLW, or as otherwise requested by SB. Examples of standard reports are available to SB upon request. Additional reports requested by SB, which require fields of data not specified in the original CLW, will be provided at an additional reasonable charge to SB.

2 Upon request and as directed by SB, Quest will implement any or all of the following report format and flagging options: (i) delta flags; (ii) blinded results; (iii) clinical significance summary; (iv) quick trend summary; (v) toxicity grading; and (vi) report header and footer text, and any additional format and flagging options requested by SB. If SB requests a format or flagging which requires significant customization of Quest's standard report format and flagging options, SB and Quest shall negotiate in good faith an additional reasonable charge to SB for such request.

3 The following Service options apply to report delivery to the Investigators and SB:

         WITHIN THE NORTH AMERICAN TERRITORY: One hard copy result report will be delivered via Quest courier per visit. As an alternative, upon request from SB, Quest will distribute to the Investigators one result report transmitted via facsimile plus one hard copy report delivered via Quest courier, per visit, or in such alternate reporting fashion as requested by an Investigator (e.g., electronic reporting). SB and Quest shall negotiate in good faith the costs of any alternate reporting fashion requested by SB.

         FROM THE NORTH AMERICAN TERRITORY TO A DESTINATION OUTSIDE THE NORTH AMERICAN TERRITORY: One result report will be transmitted via facsimile plus one hard copy report will be sent via standard postal service per visit for countries other than the North American Territory.

         FROM THE UNITED KINGDOM TO A DESTINATION WITHIN THE EUROPEAN TERRITORY:
         One result report will be transmitted via facsimile plus one hard copy report will be sent via standard postal service per visit.

         OTHER: SB may request overnight express report delivery, or multiple modes of delivery, at an additional charge for any of the reports described above. The parties hereto acknowledge and agree that as improved technology becomes reasonably available, Quest will make available "real-time" communication or other electronic communication between and among Quest, SB and the Investigators.

SECTION XI. DATA MANAGEMENT REQUIREMENTS

1 Quest shall perform edit checks on patient demographic data on the day that the sample is received. If Quest detects errors or omissions, including an invalid Study number, an invalid Investigator number, an invalid Investigator site number, an invalid patient number, an improper visit sequencing, or patient demographics that changed from a previous visit, then Quest shall contact the Investigators by telephone (or other mutually acceptable method of communication) for resolution. A record of all such changes shall be maintained by Quest. If Quest is unable to contact the Investigators or has been unable to reach a resolution within five business days (or within two business days if after the last patient visit), then Quest shall notify the designated SB contact.

2 Quest shall telephone the Investigators to notify them of lab assay values which must be made known immediately to the Investigator (and any medical monitors designated in the Addendum) for proper patient care and which are defined in the relevant CLW (hereinafter "ALERTS"). In addition, Quest shall immediately provide notification to the Investigator and medical monitor of lab assay values which would exclude the patient from the Study and which are defined in each clinical protocol if requested in the relevant CLW. Quest shall notify Investigator sites within one working day (limited to Monday through Friday) of the completion of testing, or as specified in the CLW. If Quest is unable to reach the Investigator after Quest has made a minimum of two attempts, Quest shall promptly notify the SB Clinical Study Leader, medical monitor or other designated SB contact. All Alerts shall be automatically flagged on the hard copy laboratory report.

3 Quest shall provide to SB a support service for queries or resolving errors related to Quest, with such queries or errors to be resolved within three days (or within 24 hours if after the last patient visit). Quest also shall provide guidance for any general lab questions and shall ensure the complete resolution of all data issues at the completion of the Study (ensuring satisfactory completion of the relevant Study). Quest shall track all queries raised in each Study.

4. Quest will retain all patient records and test results from any Study for five years following the termination of each Study or for such longer period as specified in the Addendum for a Study or as required by applicable laws or regulations. Quest shall maintain all specimens from a Study following the termination of the Study for the period specified in the Addendum for a Study or for such longer period of time as required by applicable law or regulations. Upon SB's request, Quest shall return any specimens or data from a Study to SB, at an additional charge to be agreed upon by SB and Quest. SB and Quest shall agree on long-term specimen retention and specimen destruction on a Study by Study basis. Quest shall comply with all data and specimen retention methods established by relevant regulatory authorities. SB shall advise Quest in writing of data or specimen retention requirements in excess of these standards, and Quest will use its reasonable best efforts to accommodate SB's requirements. Additional reasonable charges may apply to any deviations to data and specimen retention standards specified herein. Archived data may be maintained on microfiche or electronic record, provided that a back-up exists and a hard copy can be obtained from it if required.

SECTION XII. MANAGEMENT REPORTING

Quest will provide, upon request from SB, any or all of the following management reports generated from Studies under this Agreement: (i) new activity report,
(ii) study status report, (iii) patient visit history report, (iv) patient trend analysis, (v) trend analysis, (vi) tracking report, (vii) toxicity grade report, and/or (viii) selected abnormal report, and any other standard reporting entries as they become available. Quest will make such reports available as frequently as SB specifies, and such reports shall be incorporated into the Result/View(TM) format if requested by SB. Distribution will be by standard postal service or electronically, at SB's option. An additional charge may apply for customization or deviations to Quest's standard Study management reports and methods of distribution.

SECTION XIII. LABORATORY METHODOLOGY

1 Quest shall not subcontract tests to any third party or send our Referral Specimens without the prior written approval of SB. Quest shall require any subcontractor approved by SB to enter into written agreements requiring such subcontractor to perform the Services for which it is the subcontractor pursuant to the terms of this Agreement, including the terms of the confidentiality provisions in Section XVIII and the Year 2000 compliance in Section XVII. Quest shall be responsible for ensuring that (i) all subcontracted tests are correctly validated and (ii) each subcontractor's sites have passed appropriate quality audits conducted by third parties hereto within the previous 12 months. If SB approves Quest's use of a subcontractor, SB shall pay the costs of any testing performed by such third party, as charged by the third party to Quest.

2 On or prior to the date hereof, Quest has provided to SB a current list of all laboratory tests Quest is capable of conducting as updated from time to time, (the "LAB TEST LIST") and a summary of Quest's laboratory methodology for such tests. Quest shall update such list and such summaries at least every six months. If a Study requires a laboratory test not currently included on the Lab Test List, or if the existing methodology used by Quest for a particular test on the Lab Test List is not acceptable to SB, and, in either situation, such test is a significant part of the Study, SB and Quest shall discuss Quest's ability to validate and perform any new test or to change test methodology for the Study prior to its initiation. SB shall use reasonable efforts to notify Quest at a sufficiently early stage, no less than 12 weeks prior to the Study initiation, to allow full validation and setup of desired tests. If, after discussions with Quest, SB determines i) that Quest will not be able to develop and validate a test in a fashion satisfactory to SB and in sufficient time prior to the initiation of the Study and suitable arrangements cannot be made for Quest to use a subcontractor to perform the test or ii) that the methodology used by Quest for such test is not acceptable to SB, including Study critical assays, then, notwithstanding anything else to the contrary in this Agreement, SB shall not be obligated pursuant to Section II to use (and to cause the SB Subsidiaries to use) Quest to conduct such Study. SB and Quest shall negotiate in good faith when determining Quest's ability to validate a new test or to agree on test methodology. If SB elects pursuant to this Section to use another laboratory to perform a Study, SB may not use any laboratory to conduct the Study unless such laboratory also is required to conduct the relevant laboratory test or use the relevant methodology which, in each case, was the basis for SB (or an SB Subsidiary) not using Quest to conduct a Study pursuant to this Section XII(2).

3 From time to time, Quest may determine it necessary to change existing methodology and/or reference ranges as a result of modifications in the type of reagents and/or methodologies or the discontinuance of materials and/or supplies to support existing equipment. To the extent practicable, Quest shall notify SB of any such change not less than thirty days before such change is implemented, together with an assessment of the potential impact on either validation of assays or changes in normal ranges for tests. Quest shall not change any methodology and/or reference ranges during the course of a Study without the prior written consent of SB. Upon request from SB, Quest shall provide SB with any and all method comparison data.

4. Quest shall investigate any trends identified during quality control of its laboratory testing. Quest shall notify SB of such trends and provide an explanation to SB regarding these trends.

SECTION XIV. LABORATORY EQUIPMENT

1 Quest will ensure at all times that its computer equipment is in good, working condition and that it has made reasonable provision for backup equipment to avoid delays in the analysis of SB's specimens.

2 Quest will ensure that any changes in equipment being used in Studies that will require revalidation of assays or that may have an impact on normal ranges of tests will be communicated to SB in a timely fashion. Quest will make no change in laboratory equipment during the course of a Study that would require revalidation of assays, without the prior written approval of SB. Quest shall notify SB if a failure in its equipment causes changes in test results.

4 Quest shall ensure that the reagents and equipment used in performing any Service hereunder, at all times, are in compliance with the reagent and equipment standards set forth by applicable regulatory authority's standards for such equipment and reagents.

SECTION XV. COMPENSATION

1 For laboratory testing Services provided under this Agreement, Quest shall provide any such laboratory testing Service to SB or an SB Subsidiary, as specified in each Addendum, at the lower of:

         (i) the then lowest price (measured by percent of discount from Quest's published fee schedule for clinical trials testing (the "Fee Schedule") (the "Fee Schedule Discount") for such Service or group of Services being charged by Quest to any other client in the North American Territory (with respect to Services to be provided in the North American Territory) or in the European Territory (with respect to Services to be provided in the European Territory) (the "Most Favored Nations Pricing") and

         (ii) the price for such Service calculated using a Fee Schedule Discount off the then applicable Fee Schedule for such Service or group of Services being charged by Quest to any other client in the North American Territory (with respect to Services to be provided in the North American Territory) or in the European Territory (with respect to Services to be provided in the European Territory), equal to (a) 32% with respect to laboratory testing Services performed in the North American Territory or (b) 20% with respect to laboratory testing Services performed in the European Territory.

         The discount set forth in this Section XV(I) shall apply only to Studies that SB initiates after the date of this Agreement. Additionally, the Most Favored Nations Pricing shall be determined on a test by test basis, such that if Quest provides a 40% discount to a client for a particular laboratory test in a study, Quest must provide the same discount to SB for the same test in any Study conducted by SB or an SB Subsidiary after the date that Quest provided such lower price to another client, subject to Section XV 2(b) below. Any Service or group of Services other than a laboratory testing Service shall be provided to SB or the SB Subsidiaries at a price equal to or less than the price for such Service or group of Services charged to any other client of Quest in the North American Territory or in the European Territory, as the case may be.

2 a) For purposes of calculating, pursuant to Section XV (1), prices subject to a Fee Schedule Discount, (i) the Fee Schedule for the most frequently ordered laboratory testing Services performed in 1999 shall be as set forth in Exhibits C-1 and C-2 attached hereto along with the discounted price to be charged to SB and (ii) the prices for laboratory testing Services performed after 1999 shall be as agreed to between SB and Quest pursuant to Section XV(3). All laboratory testing Services requested by SB at any time for which fees are not specified in the Addendum shall be billed in accordance with Quest's then current Fee Schedule, including the applicable discount, unless otherwise agreed to by the parties.

         b) For purposes of calculating the Most Favored Nations Pricing pursuant to Section XV(1) during the Term of this Agreement, Quest shall include all discounts and reductions in price provided to any client in the North American and European Territories during the prior twelve-month period (or such lesser period of time if prior to July 30, 2000), excluding any discounts and reductions in price provided by Quest or SmithKline Beecham Clinical Laboratories at any time prior to Quest's acquisition of SmithKline Beecham Clinical Laboratories. On a quarterly basis, Quest shall notify SB if any of the pricing offered to other clients in either the North America or the European Territory is lower than pricing provided to SB in such Territories in accordance with this Section XV. If Quest has provided more favorable pricing to a client other than SB in contravention of this Section XV(1) (the "Other Client"), SB shall be entitled to receive such Most Favored Nations Pricing for any test in any Study conducted by SB or an SB Subsidiary after the date Quest provides such lower price to the Other Client. SB shall be entitled to receive such Most Favored Nations Pricing only for the period that Quest extends such pricing to the Other Client. SB shall have the right to audit Quest's records related to pricing provided to other clients in accordance with Section XVI for purposes of ensuring Quest's compliance with this Section XV.

3 On December 1 of each year, Quest shall submit to SB's World Wide Medical Director a list of the new clinical trials testing prices for the twelve-month period beginning January 1 of the subsequent year. The total increase in the new clinical trials testing prices from the prior year shall equal and not exceed i) in the North American Territory, the increase in the overall Consumer Price Index for the United States and
         (ii) in the European Territory, the increase in the overall Consumer Price Index for the United Kingdom, in each case during the twelve month period ending September 30. The limitation on price increases set forth in this Section XV(3) shall not apply to non-testing charges, or to changes in test prices resulting from changes in methodology or equipment; PROVIDED SB is notified in writing of such increases and approves of them in writing in advance of implementation.

4 If any Study is revised after such Study's materials have been approved in writing, SB agrees to pay Quest for Services rendered and actual documented costs incurred in the revision of previously approved Study materials.

5 If the initiation or conduct of the applicable Study is delayed by SB's direct actions for more than two months such that specimen collection/ transport supplies and/or specialized testing reagents expire, SB agrees to pay Quest for Services rendered and actual and documented costs incurred to replace expired supplies and/or specialized testing reagents. Quest will provide documentation reasonably evidencing the replacement of such expired supplies or specialized testing reagents.

6 Quest shall be compensated for supplies properly sent to the Investigators which were not used due to patient drop-out or cancellation or termination of any Addendum. Quest will provide documentation reasonably evidencing the delivery of such supplies.

7 Upon written request from SB, Quest, for an additional charge per language translation, will translate the Investigator Manual and/or Summary into languages other than English and Spanish for the U.S. and English, Spanish, French, Italian, German and Dutch for the European Territory.

8 Upon request and with two weeks' prior notification from SB, Quest will provide on-site field service training for protocol initiation and/or ongoing support. Costs associated with this service (additional reasonable charge per day plus travel and accommodation expenses) shall be borne by SB.

9 SB is responsible for the cost of travel and accommodation for Quest's representatives at Investigator meetings to the extent SB has approved their attendance, provided that expenses are incurred in accordance with SB's travel policy, a copy of which has been provided to Quest.

10 Quest will make available, upon SB's request, professional laboratory consulting services at SB and/or Investigator sites. Any costs associated with these services shall be agreed to in advance by Quest and SB.

11 Inbound transportation will be charged from the Investigator site to Quest laboratories for actual commercial carrier costs plus a 10% administrative fee. Outbound transportation of starter kits, resupplies, dry ice and reports from Quest laboratories to the Investigator sites will be charged at actual commercial carrier costs plus a 10% administrative fee. Actual charges for transportation costs will be reviewed annually, beginning at March 30, 2000 and if necessary will be renegotiated.

12 In the event that the actual costs to Quest of courier services for (i) specimen transport, (ii) supply shipment, or (iii) result reporting, increases at any time during the term of a Study, whether because of an increase in the fees charged by Quest's proprietary or commercial courier, an increase in the cost of packaging materials used to ship specimens, or a mandatory change in applicable regulations, Quest shall have the right to increase the courier fees quoted herein to the same extent as the actual increase in the invoiced cost of courier services.

13 Quest shall be compensated at reasonable cost for emergency delivery and/or transportation Services authorized by SB which are not included in fees noted in the relevant Addendum.

14 If, at any time, SB chooses to change the level of service provided by the courier and that change is accompanied by an increase in the fee to Quest, Quest reserves the right to pass that increase on to SB; provided, however, that Quest shall make no change that decreases the level of courier service provided without the consent of SB.

15 Quest will charge SB an annual fee for each Archival Specimen stored on behalf of SB. The 1999 fees for North American Territory and European storage are as stated in Exhibit A. Quest will inform SB in writing by December 1 of each year of the fees for such storage the proposed fees to be in effect for the subsequent year beginning January 1, if different than the then-existing prices, and Quest and SB will negotiate in good faith to agree on such fees as promptly as practicable after such notification.

16 Quest shall promptly invoice SB for all testing Services provided hereunder on a monthly basis. All invoices submitted by Quest to SB shall identify the Services rendered by Study, Investigator's name, patient designation, tests and testing date. All payments due Quest for Services provided shall be made to Quest within 30 days of SB's receipt of an invoice including the above information for Services provided in the North American Territory and within 45 days of SB's receipt of an invoice including the above information for Services provided in the European Territory. SB shall not be required to make payment to Quest on any invoice unless the invoice contains all information specified herein.

SECTION XVI. AUDITS, INSURANCE AND PERSONNEL CHANGES

1 FINANCIAL AUDITS. During the Term of this Agreement, and until two years after its expiration or termination, SB may direct the audit of any financial records of Quest relating to Services provided under this Agreement, or any Addenda hereunder. Such records may include invoice records, invoices from third parties hereto, contracts with third parties hereto and payments relating to any Studies hereunder. To the extent that such records are not separable from other customer records or SB is auditing compliance with the compensation terms of Section XV, Quest shall give reasonable access to Quest's records to such independent auditor selected by SB and reasonably agreeable to Quest, who shall audit the records pertaining to the Addenda, and may disclose the results of the audit only to the extent that it relates to any Study hereunder, or to this Agreement. In no event shall other customer information be disclosed to SB except as a blind basis with respect to pricing.

2 QUALITY AUDITS. SB, at reasonable times and upon reasonable advance notice, may, at its sole cost and expense, visit Quest's testing facilities to conduct quality assurance audits of Quest's facilities and the procedures implemented for any Study. At its option, SB may elect to use a third party to conduct such audit. SB or its agent must sign Quest's standard Confidentiality Agreement at the time of its visit to Quest's testing facilities. Quest will maintain adequate records so as to allow SB or its agent to conduct and audit testing Services relative to Studies as well as Quest's tracking and measurement of performance metrics for each Study. Quest also shall maintain records demonstrating the training and qualifications of its employees. SB shall advise Quest in writing of any special or unusual record keeping needs for any Study, and Quest will use its reasonable best efforts to accommodate SB's requirements. Additional charges will apply for any requirements in excess of Quest's usual record keeping process; PROVIDED, HOWEVER, that Quest must itemize such charges for SB in reasonable detail. Quest agrees to maintain such records in confidence in accordance with applicable laws, rules and regulations. SB shall notify Quest of any serious quality deficiencies identified in any SB audit or SB sponsored audit, and Quest shall have three months from the date of such notification to remedy such deficiencies. In the event that Quest does not remedy such deficiencies within such three-month period, SB shall engage a reputable and experienced third party to audit Quest. If such new audit confirms the results of SB's or its agent's initial audit, Quest's failure to remedy such deficiencies shall be deemed to constitute a Material Breach under this Agreement for purposes of Section XXI.

3 OTHER. Quest shall provide SB with copies of (i) any audits (other than financial or tax audits) conducted by any regulatory authority, which audit uncovers significant deficiencies in the quality of Services provided by Quest to SB or an SB Subsidiary, and (ii) any written communication by any regulatory authority alleging a failure to comply with any applicable law or regulation, including any 483 notices received by Quest from the United States Food and Drug Administration.

4 INSURANCE. Quest agrees to keep and maintain in full force and effect professional liability and/or comprehensive liability insurance or self insurance that covers liability arising in connection with the Services performed under this Agreement with minimum coverage of $2,000,000 for each occurrence or claim and $30,000,000 in the aggregate annually. Upon the signing of this Agreement and annually thereafter, Quest agrees to furnish SB with a current and valid certificate of insurance or self-insurance evidencing the extent of professional and/or comprehensive liability coverage.

5 PERSONNEL. To ensure the continuing quality of its Services, Quest shall notify SB of any changes in key personnel of Quest's clinical trials business, including any change in the Quest Director or the liaisons to SB facilities. In addition, Quest shall immediately notify SB of any change in the Protocol Administrator for a Study.

SECTION XVII. YEAR 2000 COMPLIANCE

Quest hereby represents and warrants that Quest's ability to performs its obligations or the Services under this Agreement before, during and after the Year 2000 will not be affected by issues related to Year 2000 compliance. "Year 2000 compliance" requires that the design and performance specifications of the relevant item shall include: date and century recognition, calculations that accommodate same century and multi-century formulas and date values, and date data interface values that reflect the century. In addition to any other rights and remedies available to SB under this Agreement, Quest's obligation and SB's remedy for any breach of this warranty shall be for Quest to take all reasonable steps, including necessary repairs or replacement, to minimize the impact of the breach on the continuity and quality of performance of Services to SB and its Affiliates.

Quest shall afford SB at least equal priority with Quest's other preferred customers in maintaining the continuity and quality of performance of Services, and shall make diligent and timely efforts to cure any breach of this warranty.

SECTION XVIII. CONFIDENTIALITY AND OWNERSHIP OF SPECIMENS AND DATA

1 During the performance of this Agreement, SB may provide to Quest or Quest may generate data, test results, Studies, and other information regarding the drug under Study, or regarding the protocols or other information relating to research programs being conducted by SB. Quest understands that SB considers such information to be confidential. Quest will not use such confidential information except for the purpose of conducting the Study for SB and will maintain the information in confidence to the extent that it is not already known to the public and for such time as it remains unknown to the public. Quest may disclose such information to only those employees, agents, contractors and consultants who are reasonably necessary to carry out the terms of this Agreement and shall take reasonable measures to ensure that such employees, agents, contractors and consultants maintain the confidentiality of this information. Quest may disclose such confidential information to any other laboratory to whom Quest refers testing as agreed by to by Quest and SB, provided that any such laboratory shall be obligated in writing to maintain the confidentiality of such information to the same extent as Quest hereunder.

2 During the performance of this Agreement, Quest may provide to SB information regarding Quest's standard operating procedures, processes, testing procedures, pricing and other information relating to the clinical trials testing business conducted by Quest. SB understands that Quest considers such information to be confidential. SB will not use such confidential information except for the purpose of conducting its Study and will maintain the information in confidence to the extent it is not already known to the public and such information remains unknown to the public. SB may disclose such confidential information to only those employees, agents, contractors and consultants who are reasonably necessary to carry out the terms of this Agreement and shall take reasonable measures to ensure that such employees, agents, contractors and consultants maintain the confidentiality of this information.

3 To the extent confidential information is already known to the public or becomes known to the public from any source other than the party bound hereunder by this obligation of confidentiality, there shall be no obligation of confidentiality. The obligation of confidentiality as set forth in this paragraph shall survive for ten years following the termination of this Agreement. Upon termination of this Agreement, all documents containing confidential information shall be returned to the party who disclosed the confidential information within sixty days of a written request.

4 All right, title, and interest in and to any specimens obtained by SB during the course of any Study and any data generated from any Study, whether by SB or its Affiliates, an Investigator, subcontractor or other Person or by Quest in the course of providing Services pursuant to this Agreement are the proprietary rights of SB and its Affiliates, and all ownership rights in such specimens and data shall remain with SB and its Affiliates. Nothing herein or in any Addendum shall grant or be deemed to grant to Quest any rights in such property of SB or its Affiliates. Quest acknowledges and agrees that it shall have no claim to any specimens or data obtained by SB or its Affiliates or generated on its behalf by Quest or any Investigator, subcontractor, agent or Person during the course of any Study. Upon request of SB, Quest shall return all specimens and data to SB; PROVIDED, HOWEVER, that Quest may retain copies of any data necessary to satisfy applicable regulatory requirements.

SECTION XIX. CANCELATION

In the event that a Study is canceled by SB after Quest has been authorized to render start-up Services, including (i) the purchase of specialized testing reagents and/or supplies, (ii) preparation and/or distribution of specimen collection/transport supplies, or (iii) protocol administration and/or data management Services, Quest, at its sole option, may charge SB, and SB agrees to reimburse Quest, for actual Services rendered and actual costs incurred in the set-up of the Study in each case, upon receipt by SB of reasonable documentation evidencing such Services and such costs.

SECTION XX. TERM AND OBLIGATIONS SURVIVING TERMINATION

1 The Term of this Agreement shall commence on the date hereof and shall end on the earlier to occur of (i) the tenth anniversary of the date hereof and (ii) the date this Agreement is otherwise terminated pursuant to its terms.

2 If this Agreement is terminated, this Agreement shall become void and of no further force or effect, except that (i) the obligations set forth in this Agreement (including in the Addenda) with respect to any Study which has not been completed at the time of such termination and
         (ii) the obligations set forth in Sections XV, XVI, XVIII, XX and XXII shall, in each case, survive such termination, unless otherwise separately terminated or canceled in writing by SB and Quest; PROVIDED, HOWEVER, that in the event that this Agreement is terminated by SB as a result of a Material Breach, SB may elect, in its sole discretion, also to terminate any Study which has not been completed at the time of such termination with no further obligation to Quest except for liabilities accrued but unpaid at the time of such termination.

SECTION XXI. MATERIAL BREACH

1 A "MATERIAL BREACH" by Quest of this Agreement means any of the following:

         1.1 Any failure to provide Services with respect to any Study pursuant to the terms of this Agreement which failure results (or, if after SB becomes aware of such failure, without the use of substantial resources of SB not initially planned or budgeted and not reimbursed by Quest would have caused) a substantial delay, which delay is caused solely by the failure of Quest to provide Services under this Agreement, in any of

                  (a) the initiation or completion of the conduct of a Study that is pivotal to SB or an SB Subsidiary; provided, however, that SB shall advise Quest at the quarterly Oversight Team meetings of the Studies which it deems to be pivotal;

                  (b) the completion of the reporting of the laboratory results of such Study or of a clinical Study report or other regulatory submission for such Study;

                  (c) the acceptance by the relevant regulatory authority of the results of such Study, clinical Study report or regulatory submission for such Study; or

                  (d) the completion of the regulatory review process (E.G., such failure results in additional for-cause audits or regulatory questions related to laboratory issues);

         1.2 Any failure to satisfy, in any material respect, the U.S. Clinical Laboratory Improvements Amendments (CLIA 88), or good clinical laboratory practices or generally accepted industry standards for quality assurance and quality control, including the standards set forth in the United States Federal Food, Drug and Cosmetics Act or promulgated by the College of American Pathologists, or any failure by Quest promptly to remedy any deficiencies uncovered in any audit by the FDA or equivalent European regulatory authority which jeopardizes Quest's license to operate a clinical laboratory;

         1.3 Repeated and continued failure to provide Services pursuant to the terms of this Agreement which failures are not promptly resolved after notice from SB, including, without limitation:

                  a) repeated and continued failures to satisfy in any material respect the requirements of this Agreement with respect to data management and reporting of test results;

                  b) repeated and continued failure to satisfy the standards or requirements for Study preparation, management or conduct in this Agreement (E.G., the timely and accurate provision of supplies and materials and maintaining the Study Blind);

                  c) the failure, with respect to 5% of Studies within any 12 month period, to provide 90% of the testing sites for any such Studies with the supplies required for such Study in the implementation time specified in this Agreement for such Studies;

                  d) any error in, or repeated and continued failure in quality of, Services provided by Quest under this Agreement which causes Investigators for any Study to withdraw their participation in any Study;

         1.4 Any Material Breach that occurs pursuant to Section XVI(2); and

         1.5 Any other material breach by Quest of the terms of this Agreement.

2 A "MATERIAL BREACH" by SB means any material breach by SB of the terms of this Agreement.

3        REMEDIES FOR MATERIAL BREACH.

         3.1 REMEDIES. In the event of a Material Breach under Sections XXI (1.2) through XXI (1.5), provided Quest has failed to cure the breach (if curable) within the cure period set forth below in Section XXI (4), or in the event of a Material Breach by Quest pursuant to Section XXI (1.1), SB may terminate this Agreement immediately or, in its sole discretion, terminate only its obligation in Section II to exclusively use Quest without terminating the entire Agreement, or terminate in the geographic area where the Material Breach occurred; HOWEVER, that to the extent that a Material Breach relates solely to Services of Quest in the European Territory, SB may only terminate this Agreement with respect to Studies in the European Territory or, in its sole discretion, terminate only all its obligations in Section II to exclusively use Quest in the European Territory;

         PROVIDED, HOWEVER, that if, upon the occurrence of a Material Breach, SB elects, in its sole discretion, to terminate only its obligations in
         Section II to exclusively use Quest (whether with respect to the North American Territory and/or the European Territory) without terminating the entire Agreement, to the extent SB continues to use Quest to conduct any Studies in the North American Territory or the European Territory, as the case may be, after such termination, such Studies shall be conducted pursuant to the terms set forth in this Agreement. Notwithstanding the foregoing, if SB elects to terminate its obligations to exclusively use Quest in the event of a Material Breach, SB and Quest shall renegotiate the compensation provided by SB for Services provided under this Agreement.

         3.2 ADDITIONAL REMEDIES FOR MATERIAL BREACH. If there is a Material Breach by either party under this Agreement, which breach is not cured pursuant to Section XXI (4), the non-breaching party shall be entitled to any and all remedies available at law and equity or under this Agreement, including, without limitation, injunctive relief against the breaching party to require it to comply with its obligations under this Agreement.

4 CURE PERIODS RELATED TO BREACH. For any Material Breach by SB and any Material Breach by Quest pursuant to Sections XXI (1.2) through (1.5), the non-breaching party shall provide notice to the breaching party of the Material Breach, with 30 days to cure such breach. If the Material Breach is cured during the 30 day period (or if not curable within a 30 day period, the breaching party has commenced the cure and continues to diligently work, meeting mutually agreed to milestones, to cure the breach), the notice of breach will be deemed withdrawn. Any Material Breach by Quest pursuant to Section XXI (1.1) shall not be subject to the cure period specified herein and, upon the occurrence of such Material Breach, SB may immediately terminate this Agreement or exercise its rights as provided in Section XXI (3) above.

5. FORBEARANCE IN DECLARING MATERIAL BREACH. SB agrees that it shall not terminate this Agreement in the event of a Material Breach (i) for the three month period commencing on the date of this Agreement or (ii) for the six-month period commencing on the date of this Agreement if such breach is the result of Quest's repeated and continued failure to comply with the Performance Metrics and Measurements set forth in Exhibit D. Notwithstanding the foregoing, SB may notify Quest of a Material Breach during such three-month or six-month period, including any failure to comply with the Performance Metrics and Measurements set forth in Exhibit D, and Quest shall use its best efforts to remedy any breaches and failures in the quality of Services provided to SB or an SB Subsidiary during such three- month or six-month period.

SECTION XXII. INDEMNIFICATION

1 INDEMNIFICATION BY QUEST. Quest agrees to defend, indemnify and hold harmless SB, its Affiliates, and their respective officers, directors, employees, stockholders, agents and representatives from claims, demands, costs, expenses (including reasonable attorney's fees) and liabilities or losses (collectively, "LOSSES") which may be asserted against or incurred by SB, its Affiliates, and their respective officers, directors, employees, stockholders, agents and representatives, caused or alleged to be caused by Quest, or its respective Affiliates, officers, directors, employees, agents or representatives in providing Services under the terms of the Agreement; PROVIDED, HOWEVER, that Quest shall have no liability under this
         Section XXII(1) to the extent such Loss arises solely as a result of any negligent, improper or illegal act or failure to act on the part of SB, its Affiliates or their respective officers, directors, employees, stockholders, agents, or representatives.

2 INDEMNIFICATION BY SB. SB agrees to defend, indemnify and hold harmless Quest, its respective Affiliates, officers, directors, employees, stockholders, agents and representatives from any and all Losses which may be asserted against Quest, its respective Affiliates, officers, directors, employees, stockholders, agents and representatives which result from or arise out of (i) the manufacture, distribution, sale or use in any manner of the pharmaceutical compound being tested by Quest, or (ii) the conduct of clinical trials by SB, its Affiliates, or their respective officers, directors, employees, agents or representatives; PROVIDED, HOWEVER, that SB shall not have any liability under this
         Section XXII(2) to the extent such Loss arises solely as a result of any negligent, improper or illegal act or failure to act on the part of Quest, or its respective Affiliates, officers, directors, employees, stockholders, agents, or representatives.

3 LIMITATIONS ON QUEST'S LIABILITY. Notwithstanding Sections XXII (1), the liability of Quest under this Agreement shall be no greater than:

         (i) in the case where Quest's breach has not rendered a Study invalid, a reduction in the total contract price for the Study in an amount equal to the difference between (a) the total contract price for the Study and (b) the value of the work properly performed; and

         (ii) in the case where Quest's breach renders a Study invalid, a refund of the total contract price paid by SB or an SB Subsidiary to Quest, plus the difference in such contract price and any additional, commercially reasonable amounts that SB or an SB Subsidiary must incur to have the

                  Study performed over; provided, however, that any Study that SB shall have performed over shall be performed using similar standards that were required by SB or an SB Subsidiary of Quest initially for the Study. In such a situation where Quest's breach renders a Study invalid, SB or the SB Subsidiary shall have the option to have Quest re-perform the Study at no additional expense to SB or the SB Subsidiary or, alternatively, to have a clinical laboratory other than Quest perform the Study. If SB or the SB Subsidiary elects to have another laboratory perform the Study, SB and the SB Subsidiary shall be released from the obligations under Section II to use Quest on an exclusive basis, but only for the particular Study that was invalidated by Quest's breach.

         UNDER NO CIRCUMSTANCES SHALL SB BE ENTITILED TO, NOR SHALL QUEST BE RESPONSIBLE FOR, ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS) ARISING AS A RESULT OF OR IN CONNECTION WITH QUEST'S DEFAULT OR BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY GIVEN STUDY, OR ANY DOCUMENTS RELATED THERETO.

4. LIMITATION ON SB'S LIABILITY. Notwithstanding Section XXII (2), should SB terminate this Agreement as a result of the repeated and continued failure of Quest to provide Services in accordance with the generally accepted quality standards in the clinical trials laboratory testing industry, which failure does not rise to the level of a Material Breach under section XXI (1), the liability of SB under this Agreement, including any liability for incidental, indirect, consequential or special damages, including, without limitation, lost profits of Quest, shall be no greater than $ 30 million.

5 PROCEDURES RELATING TO INDEMNIFICATION OF THIRD PARTY CLAIMS. In order for a party (the "INDEMNIFIED PARTY") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the indemnified party (a "THIRD PARTY CLAIM"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 15 business days after receipt by such indemnified party of written notice of the Third Party Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

         If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying party; PROVIDED that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above).

         If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnifying party completely in connection with such Third Party Claim.

         The indemnification required by this Section XXII shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred. All claims under this Section XXII other than Third Party Claims shall be governed by Section XXII(6).

6 PROCEDURES RELATING TO OTHER CLAIMS. In the event any indemnified party should have a claim against any indemnifying party under this Section XXII that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under this Section XXII, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 30 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under this Section XXII, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under this Section XXII and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

SECTION XXIII. ASSIGNABILITY AND AMENDMENTS

1 This Agreement and the rights and obligations hereunder shall not be assignable in whole or in part by any party without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld or delayed); PROVIDED, HOWEVER, that (i) subject to clause (ii) below, any party may assign its rights and obligations, in whole or in part, to an Affiliate of such party which (a) is Controlled by such party and (b) agrees in writing to be bound by the terms of this Agreement (including clause (ii) below); provided, however, that if SB assigns this Agreement to an Affiliate, the Agreement will continue to be applicable to SB and the SB Subsidiaries, and (ii) upon such assignee ceasing to be an Affiliate of such party or an Affiliate Controlled by such party, such rights and obligations must be assigned back to such party or to another permitted assignee of such party and, in any event, the parties hereto agree that the original assignment shall have no further force and effect. Any transaction or series of transactions by which Quest or any of its respective Affiliates transfers, directly or indirectly, responsibility for, control of, or ownership of, the operations of Quest's clinical trials business, or other business division or Quest Affiliate providing Services pursuant to this Agreement, to a third party, including through a management contract, a sale of assets, a business combination, liquidation, dissolution, merger or other transaction, shall constitute an assignment requiring SB's prior written consent (such consent not to be unreasonably withheld or delayed). Should SB withhold its consent to any transfer by Quest described above, and Quest elects to continue with such transfer, SB shall have the right to immediately terminate this Agreement. Any attempted assignment in violation of this Section XXIII shall be void.

2 No amendment, modification or waiver of this Agreement shall be effective unless it shall be in writing and signed by all the parties hereto.

SECTION XXIV. CHANGE IN CONTROL OF SB

1. In the event of a Change in Control of SB, the successor company to SB as a result of such Change in Control (the "Successor Company") shall be required to conduct Studies under this Agreement for any pharmaceutical compound which immediately prior to the date of such Change in Control (the "Change of Control Date") (i) SB or any SB Subsidiary owns or has interests in, or (ii) is in development by SB or any SB Subsidiary (the "Existing SB Compounds"), in each case to the extent such Studies are required by the terms of Section II; provided, however, that, in any event, the Successor Company shall be required to continue to conduct Studies under this Agreement such that on an annual basis the revenues paid to Quest are at or above the Annual Minimum, as defined below in Section XXIV(2). One month following each anniversary following the Change of Control Date, Quest will bill SB, and SB shall pay to Quest the Annual Minimum, less the revenues actually billed by Quest and paid by SB in the twelve months prior to such anniversary.

2. The "Annual Minimum" for a twelve-month period shall be defined and determined as follows:

         (i) an amount equal to the average of the revenues actually paid by SB to Quest in the three years preceding the Change of Control Date for Services under this Agreement (or, in the event that the Change of Control Date is less than three years after the date hereof, the intercompany transfers between SB and SmithKline Beecham Clinical Laboratories, Inc. for such services shall be deemed to be revenues)(the "Initial Minimum"); plus

         (ii) for the first twelve month period, an increase of 10% over the Initial Minimum; or

         (iii) for subsequent twelve month periods, an increase of 10% over the calculated prior Annual Minimum.

3. For the avoidance of doubt and notwithstanding the foregoing, in the event of a Change in Control of SB, no Successor Company or any Person which otherwise becomes an Affiliate of SB as a result of such Change in Control shall be required to conduct any Studies under this Agreement except with respect to Existing SB Compounds.

SECTION XXV. GOVERNING LAW

This Agreement shall be construed, interpreted and enforced under the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION XXVI. INTERPRETATION

1 The headings contained in this Agreement, in any Exhibit hereto, in any Addendum executed pursuant to this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits annexed hereto or referred to herein and all Addenda executed pursuant to this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full herein (E.G., any requirement for Quest to perform Services for any Study "pursuant to the terms set forth in this Agreement," is a requirement to perform such Services as set forth in the terms included in all Sections of this Agreement, in the relevant Addendum (including the relevant CLW) and in any Exhibit or Schedule to this Agreement). Any capitalized terms used in any Exhibit or Addendum but not otherwise defined therein, shall have the meanings set forth in this Agreement.

2 The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (B) any reference herein to any Person shall be construed to include the Person's successors and permitted assigns, (C) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (D) all references herein to paragraphs, Sections, Exhibits, or Addenda shall be construed to refer to paragraphs, Sections, Exhibits, Schedules and Addenda of this Agreement.

3 All references to Quest's laboratory in the United Kingdom are hereby deemed to be references to any replacement laboratory Quest may establish in the future.

SECTION XXVII. ENFORCEMENT

1 Each party irrevocably submits to the exclusive jurisdiction of (i) any Federal court located in the State of New Jersey and (ii) any New Jersey state court, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any action, suit or proceeding relating hereto either in a Federal Court located in the State of New Jersey or in a New Jersey state court. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's address as listed in Section XXVIII shall constitute effective service of process for any action, suit or proceeding in New Jersey with respect to any matters to which it has submitted to jurisdiction in this Section XXVII. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) any Federal court located in the State of New Jersey or (ii) any New Jersey state court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

2 Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seeks to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section XXVII.

SECTION XXVIII. NOTICES

All notices permitted or required to be given under the terms of this Agreement shall be deemed to have been given when sent by telex or facsimile followed by letter to the respective addresses of each party as indicated as set forth below (or any new addresses with which as either party may provide the other party in writing from time to time):

If to Quest:      Quest Diagnostics Incorporated
                  One Malcolm Avenue
                  Teterboro, NJ 07608-1070
                  Attn: Vice President of Sales

With a required copy to:

                  Quest Diagnostics Incorporated
                  One Malcolm Avenue
                  Teterboro, NJ 07608-1070
                  Attn: General Counsel
                        201-393-5370
                        201-393-5289 (fax)

If to SB:         SmithKline Beecham Pharmaceuticals
                  Research and Development
                  709 Swedeland Road, UM2326
                  King of Prussia, PA  19406
                  Attn: William Claypool, M.D.
                        Senior Vice President and Director
                        Clinical Research and Development

                  and

                  SmithKline Beecham Pharmaceuticals
                  Research and Development
                  New Frontiers Science Park
                  The Pinnacles
                  Harlow, Essex  CM 19 5AW
                  U.K.
                  Attn: Lynda Waltham, Ph.D.
                        Director
                        Clinical Development Contract Management

With a required copy to:

                  SmithKline Beecham Corporation
                  Corporate Law Department
                  One Franklin Plaza
                  200 N. 16th Street
                  Philadelphia, PA  19101
                  Attn: General Counsel-U.S.
                        215-751-5055
                        215-751-4184 (fax)

SECTION XXIX. TERMINATION OF EXISTING AGREEMENT

SB shall terminate the Global Service Level Agreement for Clinical Trials Laboratory Testing and Services dated January 8, 1999, such that upon the date of this Agreement, this Agreement shall constitute the entire agreement between Quest and SB regarding the subject matter hereof.


[Signatures continue on next page]

                  IN WITNESS WHEREOF, SB and Quest have duly executed this Global Clinical Trials Agreement on the first day above written.


                                         SMITHKLINE BEECHAM PLC


                                         By /s/ Donald F. Parman
                                           ---------------------------------
                                           Name: Donald F. Parman
                                           Title: Authorized Signatory


                                         By
                                           ---------------------------------
                                           Name:
                                           Title:

                                         QUEST DIAGNOSTICS INCORPORATED


                                         By /s/ Kenneth W. Freeman
                                           ---------------------------------
                                           Name: Kenneth W. Freeman
                                           Title: Chief Executive Officer


                                         By
                                           ---------------------------------
                                           Name:
                                           Title: